EXHIBIT 99B
GATX                         NEWS RELEASE

                             FOR FURTHER INFORMATION CONTACT:
                             George S. Lowman
                             GATX Corporation
                             312-621-6599

GATX ADOPTS SHAREHOLDER RIGHTS PLAN
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IMMEDIATE RELEASE

         CHICAGO, July 24 -- GATX Corporation (NYSE: GMT) announced today that its Board of Directors has adopted a Shareholder Rights Plan.

         Ronald H. Zech, chairman and chief executive officer of the company, said "The Shareholder Rights Plan is intended to encourage a potential buyer to negotiate directly with the Board, and to provide the Board with greater leverage in such negotiations so as to provide a higher value for the company's shareholders." Zech further stated that the Rights are not being distributed in response to any specific effort to acquire control of the company. More than 1,800 other companies have similar plans.

         Under the Shareholder Rights Plan, each shareholder of record on August 14, 1998 will receive a distribution of one Right for each share of the company's common stock held. Initially, the Rights are represented by GATX's common stock certificates and are not exercisable. The company said the Shareholder Rights Plan distribution is not taxable to shareholders and does not affect its earnings per share or the way its shares are traded.

         The Rights will be exercisable only if a person acquires or announces a tender offer which would result in beneficial ownership of 20 percent or more of the company's common stock. The exercise price will be $160 per Right, subject to adjustment. If a person acquires beneficial ownership of 20 percent or more of the company's common stock, all holders of Rights other than the acquiring person will be entitled to purchase the company's common stock at half price. The company may redeem the Rights at $.01 per Right at any time before someone becomes a 20 percent beneficial owner. The Rights will expire on August 14, 2008.

         GATX will mail to shareholders a summary of the Shareholder Rights Plan. The Company will also include the Rights Agreement between the company and the Rights Agent as exhibits to a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

         GATX Corporation provides approximately $6 billion of service-enhanced assets primarily used to help its customers transport, store or distribute their products and information. GATX's assets include railcars and locomotives, bulk liquid terminals and pipelines, ships commercial aircraft, technology equipment and other assets and related services worldwide. In addition, GATX offers a variety of financial, technology, and logistics services focused on enhancing the value of owned and leased assets.
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Investor, corporate information and press releases may be found at
http://www.gatx.com. A variety of current financial information, historical financial information, press releases and photographs are available at this site. GATX press releases may be obtained by automated PR New Company News On-Call's automated fax service at 800-758-5804. The company identification number for GATX is 105121.